DATED AUGUST 29, 2007
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-124310
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 5.85% NOTES DUE 2017

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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 5.85%Notes Due 2017
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date:	August 29, 2007
Settlement Date (Original Issue date):	September 4, 2007
Maturity Date:	September 1, 2017
Principal Amount:	$400,000,000
Price to Public (Issue Price):	99.978%
All-in-price:	99.503%
Pricing Benchmark:	UST 4.75% Notes due August 2017
UST Spot (Yield):	4.553%
Spread to Benchmark:	+ 130 basis points
Yield to Maturity:	5.853%
Net Proceeds to Issuer:	$398,012,000
Coupon:	5.850%
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of each March and September of each year, commencing March 1, 2008 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Joint Lead Manager & Bookrunner	Goldman, Sachs & Co. (40%)
Merrill Lynch, Pierce, Fenner & Smith (22.5%)
Joint Lead Manager	Citigroup Global Markets Inc. (20%)
Senior Co-Managers	J.P. Morgan Securities Inc. (7.5%)
Barclays Capital Inc. (7.5%)
Junior Co-Managers	Banc of America Securities LLC (2.5%)
CUSIP:	14912L3K5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: Goldman Sachs & Co. 866-471-2526 or Merrill Lynch 866-500-5408.